Exhibit 99.1

FOR IMMEDIATE RELEASE
HomeServe Contact: Myles Meehan, 203-356-4259, HomeService@homeserveusa.com
SJESP Contact: Joanne Brigandi, 609-561-9000 x4240, jbrigandi@sjindustries.comn

March 10, 2011

HomeServe signs agreement with South Jersey Energy Service Plus

SOUTH JERSEY HOMEOWNERS NOW HAVE EXPANDED SERVICE OPTIONS

Folsom, N.J. and Stamford, CT – South Jersey Energy Service Plus and Home Service USA Corp, the nation’s leading provider of emergency home repair programs, are pleased to announce an agreement for HomeServe to provide emergency home repair plans to customers in southern New Jersey.

HomeServe, which serves more than 800,000 customers holding 1.2 million service plans across 36 states, has purchased the exclusive right to renew the home appliance repair contracts of South Jersey Energy Service Plus as the contracts become due for renewal this summer. SJESP currently services nearly 135,000 service contracts.

South Jersey Energy Service Plus, a member of the South Jersey Industries family of companies installs, maintains and services residential and small commercial heating, air conditioning and water heating systems, throughout southern New Jersey. With a target market of more than 325,000 households, the addition of this fast growing New Jersey region increases HomeServe’s accessible households in the US to 20.7 million.

As part of the agreement, HomeServe will continue using the valued SJESP brands, including Service Sentry and the skilled SJESP technicians, continuing a long tradition of service that SJESP has been providing homeowners in the region.

The current suite of SJESP Service Sentry offerings that include heating, cooling, water heating, kitchen and laundry appliance repair plans will be expanded by HomeServe to meet customers’ needs.  All Service Sentry plans are designed to save customers from the hassle and expense of emergency home repair costs.  With Service Sentry, homeowners are just a phone call away from having a skilled local service provider come to quickly solve their problem.

“This is an exciting development for HomeServe”, Jonathan King, chief executive of HomeServe commented.  “We are pleased that South Jersey Energy Service Plus chose us as a partner and we are looking forward to working with their team to service customers in South Jersey for many years to come.”

Michael Renna, president of South Jersey Energy Service Plus, and vice president of South Jersey Industries stated, “We are confident that HomeServe is the right partner to meet our customers’ service needs.  This agreement allows our business to continue growing while freeing up resources for us to install, service and maintain HVAC systems in South Jersey.”

-MORE-

SJESP/HomeServe Add 1

About HomeServe
Home Service USA Corp is an independent provider of homeowner assistance services. The company was established in 2003 and has grown to protect more than 800,000 homeowners holding 1.2 million service plans across 36 states against the expense and inconvenience of water, sewer, electrical and other home emergencies. HomeServe dedicates itself to being a customer focused company offering best practices in marketing and service. For more information about HomeServe, please go to www.homeserveusa.com

About South Jersey Energy Service Plus
A member of the South Jersey Industries family of companies, SJESP, is a complete provider of residential and commercial HVAC installation, service, appliance repair, and plumbing services, and is southern New Jersey’s leading authority on energy efficiency.

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